As filed with the Securities and Exchange Commission on May 5, 2009

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________

POOL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3943363 (I.R.S. Employer Identification No.)
109 Northpark Boulevard, Covington, Louisiana 70433-5001 (Address, including zip code, of principal executive offices)

Amended and Restated 2007 Long-Term Incentive Plan
(Full title of the plan)

Jennifer M. Neil
General Counsel
Pool Corporation
109 Northpark Boulevard
Covington, Louisiana  70433-5001
(985) 892-5521
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
(504) 582-8242
Fax (504) 589-8242

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                                                                                     Accelerated filer ☐

Non-accelerated filer  ☐ (Do not check if a smaller reporting company)             Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.001 par value per share)	3,900,000 shares	$17.24(2)	$67,236,000(2)	$3,751.77

(1)  A total of 1,515,000 shares of Common Stock were previously registered on Form S-8 on May 8, 2007 for issuance through the 2007 Long-Term Incentive Plan.  Upon recapitalization, stock split, stock dividend, combination of shares or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on the Nasdaq Global Select Market on April 29, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Pool Corporation 2007 Long-Term Incentive Plan in accordance with Rule 428(b)(1) of the General Rules and Regulations under the Securities Act of 1933.  In accordance with the Note to Part I of the Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

            The following documents, which have been filed by Pool Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) The Company’s latest annual report on Form 10-K;

(b) All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a); and

(c) The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 8-A filed with the Commission on August 18, 1995, incorporates by reference the description of the Company’s Common Stock included in the Company’s Registration Statement on Form S-1 (File No. 33-92738) filed with the Commission on May 26, 1995, which is also hereby incorporated by reference, and which description is amended by an amendment on Form 8-A/A filed with the Commission on March 1, 2003.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

            Not applicable.

Item 5.         Interests of Named Experts and Counsel.

            Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation (the “Certificate”) contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

The Certificate also requires the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors, officers, employees and agents.

Under Article V of the Company’s bylaws, the Company is required to defend and indemnify each person who is involved in any threatened or actual claim, action or proceeding by reason of the fact that such person is or was a director, officer or employee of the Company or serving in a similar position with respect to another entity at the request of the Company to the fullest extent permitted by the Delaware General Corporation Law. The rights conferred by Article V of the Company’s bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

The Company has insurance policies in effect covering all of the Company’s directors and officers in certain instances where by law they may not be indemnified by the Company. The Company has also entered into indemnity agreements with Company directors and officers, which require the Company to indemnify its directors and officers to the fullest extent permitted by law for claims made against the respective director or officer by reason of the fact that the director or officer is or was a director or officer of the Company.

Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

No.           Description

5.1            Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1           Consent of Ernst & Young LLP

        23.2   Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.1.

                99.1           Amended and Restated 2007 Long-Term Incentive Plan

Item 9.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

            The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, State of Louisiana, on May 5, 2009.

POOL CORPORATION
By: /S/ MANUEL J. PEREZ DE LA MESA Manuel J. Perez de la Mesa President and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark W. Joslin and Manuel J. Perez de la Mesa or, either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ WILSON B. SEXTON Wilson B. Sexton	Chairman of the Board and Director	May 5, 2009
/S/ MANUEL J. PEREZ DE LA MESA Manuel J. Perez de la Mesa	President, Chief Executive Officer and Director	May 5, 2009
/S/ MARK W. JOSLIN Mark W. Joslin	Vice President and Chief Financial Officer	May 5, 2009
/S/ MELANIE M. HOUSEY Melanie M. Housey	Corporate Controller and Chief Accounting Officer	May 5, 2009
/S/ ANDREW W. CODE Andrew W. Code	Director	May 5, 2009

Signature	Title	Date
/S/ JAMES J. GAFFNEY James J. Gaffney	Director	May 5, 2009
/S/ GEORGE T. HAYMAKER George T. Haymaker	Director	May 5, 2009
/S/ HARLAN F. SEYMOUR Harlan F. Seymour	Director	May 5, 2009
/S/ ROBERT C. SLEDD Robert C. Sledd	Director	May 5, 2009
/S/ JOHN E. STOKELY John E. Stokely	Director	May 5, 2009

INDEX TO EXHIBITS

No.	Description

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. is included in their opinion filed as Exhibit 5.1.

99.1	Amended and Restated 2007 Long-Term Incentive Plan